                                                Filed Pursuant to Rule 424(b)(5)
                                            Registration Statement No. 033-50631

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 8, 1997)

                                  $125,000,000

                  NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY

                        D/B/A BELL ATLANTIC--NEW ENGLAND
                    SEVEN YEAR 7.65% NOTES DUE JUNE 15, 2007

                185 Franklin Street, Boston, Massachusetts 02110
                        Telephone Number (617) 743-9800

                            ------------------------

    The Notes bear interest at the rate of 7.65% per year. Interest on the Notes is payable on June 15 and December 15 of each year, beginning on December 15, 2000. The Notes will mature on June 15, 2007. We may redeem some or all of the Notes at any time. We describe the redemption price under the heading "Certain Terms of the Notes--Optional Redemption" on page S-4 of this prospectus supplement.

    The Notes are unsecured and rank equally with all of our other senior unsecured debt. There is currently no public market for the Notes. The Underwriters will purchase all of the Notes if any are purchased.

                            ------------------------

                                                            PER
                                                            NOTE            TOTAL
                                                          --------      -------------
Public Offering Price(1)................................  99.7883%      $124,735,375
Underwriting Discount...................................    .6250%          $781,250
Proceeds, before expenses, to New England Telephone and
  Telegraph Company.....................................  99.1633%      $123,954,125

    (1) Plus accrued interest from June 19, 2000, if settlement occurs after that date.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 19, 2000.

                            ------------------------

THE WILLIAMS CAPITAL GROUP, L.P.

                 BLAYLOCK & PARTNERS, L.P.

                                  GUZMAN & COMPANY

                            ------------------------

            The date of this prospectus supplement is June 13, 2000.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
      About this Prospectus Supplement......................     S-2
      Where You Can Find More Information About Us..........     S-2
      Use of Proceeds.......................................     S-3
      Ratio of Earnings to Fixed Charges....................     S-3
      Recent Developments...................................     S-3
      Certain Terms of the Notes............................     S-3
      United States Taxation................................     S-5
      Underwriting..........................................     S-9
      Experts...............................................    S-10
PROSPECTUS
      Available Information.................................       2
      Incorporation of Documents by Reference...............       2
      The Company...........................................       3
      Use of Proceeds.......................................       3
      Ratio of Earnings to Fixed Charges....................       3
      Description of Securities.............................       3
      Limitations on Issuance of Bearer Securities..........      10
      United States Taxation................................      10
      Plan of Distribution..................................      12
      Experts...............................................      13
      Legal Matters.........................................      13

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the Seven Year 7.65% Notes due June 15, 2007, and the prospectus contains information about our debt securities, including the Notes, generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of June 13, 2000. We have not authorized anyone else to provide you with different information.

                            WHERE YOU CAN FIND MORE
                              INFORMATION ABOUT US

    We file annual, quarterly and current reports and other information with the SEC. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the debt securities.

    You may request a copy of these filings at no cost, by writing or telephoning:

      Director--External Reporting
     Bell Atlantic Corporation
     47th Floor
     1717 Arch Street
     Philadelphia, PA 19103
     Telephone: (215) 963-6360

                                USE OF PROCEEDS

    We will apply the proceeds from the sale of the Notes toward the repayment of short-term indebtedness incurred for general corporate purposes. At May 31, 2000, this short-term indebtedness had an average interest rate of 6.28% per year.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

    THREE MONTHS                                     YEARS ENDED DECEMBER 31,
        ENDED           ----------------------------------------------------------------------------------
   MARCH 31, 2000            1999             1998             1997             1996             1995
---------------------   --------------   --------------   --------------   --------------   --------------
        6.32                 6.74             6.23             5.87             6.87             5.58

------------------------

    For the purpose of this ratio:

    - earnings have been calculated by adding dividends received from equity affiliates, interest expense, the estimated interest portion of rentals and amortization of capitalized interest to income before the provision for income taxes, extraordinary items and the cumulative effect of change in accounting principle and by deducting therefrom the equity in income of affiliates; and

    - fixed charges are comprised of interest expense, the estimated interest portion of rentals and capitalized interest.

                              RECENT DEVELOPMENTS

    On May 31, 2000, the Federal Communications Commission approved a five-year plan (known as the CALLS plan) to restructure interstate access charges. The CALLS plan was based on a proposal made by a coalition of large local and long distance telecommunications carriers, including Bell Atlantic Corporation. Under the terms of the plan, direct end-user access charges are increased while access charges to long distance carriers are reduced. While the plan continues the 6.5% (less inflation) annual reductions for most interstate access charges, it provides for a price freeze when certain price level targets are met. In addition, in conjunction with provisions that will allow carriers to deaverage their subscriber line charges by geographic zones, the plan establishes a new $650 million universal service fund to support interstate access rates. This fund will be combined with the existing universal service funds and programs, and like those other federally administered universal service funds, all telecommunications carriers (including local, long distance and wireless) will pay into this fund proportionally based on their interstate retail revenues. The price restructuring portions of the plan are mandatory for all large local exchange carriers, including us. The price level portions of the plan are mandatory only in the initial year of the plan. Carriers have sixty days to decide whether to participate in the remaining four years of the plan, or whether to submit costs studies as the basis of future price caps. Bell Atlantic Corporation has not yet made a determination as to which option it will select.

                           CERTAIN TERMS OF THE NOTES

    The Notes will be limited to $125,000,000 aggregate principal amount. The Notes will be issued only in registered form under the Indenture, dated as of October 1, 1992, between us and State Street Bank and Trust Company, as successor Trustee. The Indenture is more fully described in the prospectus under the section "Description of Securities."

    The Notes will mature on June 15, 2007. We will pay interest on the Notes at the annual rate set forth on the cover of this prospectus supplement. We will pay interest semiannually on each June 15 and December 15, beginning on December 15, 2000, to the person in whose name the Notes are registered at the close of business on the June 1 or December 1 prior to the payment date. We will pay interest at our office or agency to be maintained in New York City, which at the date of this prospectus supplement is First Union National Bank, 40 Broad Street, 5th floor, Suite 550, New York, New York 10004. You may be required to surrender the Notes to collect principal payments. We may, at our option, pay interest by check mailed to the person entitled thereto at the address of such person appearing on the register of the Notes.

OPTIONAL REDEMPTION

    The Notes will be redeemable, as a whole or in part, at our option, at any time or from time to time on at least 30 days' but not more than 90 days' prior notice mailed to the registered address of each holder of the Notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate and 15 basis points. In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

    "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of three primary U.S. Government securities dealers appointed by the Trustee (each, a "Primary Treasury Dealer"). If any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on such Note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

    On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

BOOK-ENTRY SYSTEM

    The Notes will be represented by one or more global notes (the "Global Notes") registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. As a result, ownership of interest in such Global Notes will be shown on, and a transfer thereof will be effected only through, records maintained by DTC or its nominee for the Notes and on the records of participants. Except as otherwise described below, owners of beneficial interests in the Global Notes will not be entitled to receive Notes in definitive form and will not be considered the holder of the Notes.

    DTC has advised us as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by DTC only through Participants or indirect participants.

    Principal and interest payments on the Notes registered in the name of DTC's nominee will be made by the Trustee to DTC's nominee as the registered owner of the Global Notes. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes are registered as the owners of the Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes whatsoever. Therefore, neither we nor the Trustee or any paying agent have any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Notes. DTC has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes as shown on the records of DTC.

    If DTC notifies us that it is unwilling or unable to continue as the depository for the Global Notes or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act, and, in each case, we do not appoint a successor clearing system within 90 days after receiving such notice from DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In addition, if we determine not to have the Notes represented by a Global Note, which we may do, we will issue or cause to be issued individual certificates in registered form in exchange for book-entry interests in the Notes represented by such Global Note upon delivery of such Global Note for cancellation.

                             UNITED STATES TAXATION

    The following summary replaces the discussion of United States Taxation in the prospectus dated December 8, 1997. The discussion set forth below is intended only as a summary of some of the United States federal income and estate tax consequences applicable to the ownership of Notes by you if you are a United States alien and is not a complete analysis or listing of all potential tax effects relevant to your decision to purchase notes. This discussion does not address any tax consequences that may be relevant to you if you are not a United States alien or any tax consequences arising under the laws of any state, locality or non-United States jurisdiction. Except where noted this section deals only with Notes held as capital assets. Furthermore, the discussion set forth below is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions as of the date of this prospectus supplement, and these authorities may be repealed, revoked or modified so as to make the following analysis inapplicable. We recommend that you consult your own tax advisors concerning the tax considerations of this offering.

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

        (a) no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal, premium, if any, or interest, which for purposes of this discussion includes original issue discount, on a Note owned by you if you are a United States alien, as defined below, provided that, in the case of interest:

       (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and the regulations thereunder,

       (2) you are not a controlled foreign corporation that is related to us through stock ownership,

       (3) you are not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Internal Revenue Code, and

       (4) you satisfy the statement requirement, described generally below, set forth in Section 871(h) and Section 881(c) of the Internal Revenue Code and the regulations thereunder;

        (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by you upon the sale, exchange, retirement or other disposition of a Note; and

        (c) a Note beneficially owned by you at the time of your death will not be subject to United States federal estate tax as a result of your death, provided that you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code and provided that the interest payments with respect to the Note would not have been, if received at the time of your death, effectively connected with the conduct of a United States trade or business by you.

    To qualify for the exemption from withholding tax described in
(a)(4) above, you or a financial institution holding the Note on your behalf, must provide, in accordance with specified procedures, a paying agent of ours with a statement to the effect that you are not a United States person. Currently, these requirements will be met if:

        (1) you provide your name and address and certify, under penalties of perjury, that you are not a United States person, which certification may be made on an Internal Revenue Service Form W-8 or a successor form, or

        (2) a financial institution holding the Note on your behalf certifies, under penalties of perjury, that the statement in paragraph (1) above has been received by it and furnishes a paying agent with a copy of the statement.

Under recently finalized Treasury regulations, the statement requirement referred to in (a)(4) above may also be satisfied with other documentary evidence for interest paid after December 31, 2000 with respect to an offshore account or through certain foreign intermediaries.

    If you cannot satisfy the requirements of the "portfolio interest" exception described in paragraph (a) above, payments of premium, if any, and interest, including original issue discount, made to you will be subject to a 30% withholding tax unless you provide us or our paying agent with a properly executed:

    - Internal Revenue Service Form 1001, or a successor form, claiming an exemption from or a reduction in the rate of withholding under the benefit of a tax treaty, or

    - Internal Revenue Service Form 4224, or a successor form, stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    Under the recently finalized Treasury regulations, you will generally be required to provide Internal Revenue Service Form W-8 in lieu of Internal Revenue Service Form 1001 and Internal Revenue Service Form 4224, although alternative documentation may be applicable in certain situations.

    If you are engaged in a trade or business in the United States and premium, if any, or interest, including original issue discount, on the Note is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on the interest and original issue discount on a net income basis in the same manner as if you were a United States person, although you are exempt from the withholding tax discussed above. In addition, if you are also a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lesser rate under an applicable Treaty, of your effectively connected earnings and profits for the taxable year, subject to adjustments.

    Generally, any gain or income realized upon the sale, exchange, retirement or other disposition of a Note will not be subject to United States federal income tax unless:

    - such gain or income is effectively connected with your trade or business in the United States, or

    - if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and other specified conditions are met.

    If you are a "controlled foreign corporation," a "passive foreign investment company," a "foreign personal holding company," or other United States alien that is subject to special treatment under the Internal Revenue Code, special rules may apply to you. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

    As used herein, a United States person means a holder that is:

    - a citizen or resident of the United States,

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof,

    - an estate the income of which is subject to United States federal income taxation regardless of its source, or

    - a trust

       - that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in
         Section 7701(a)(30) of the Internal Revenue Code, or

       - that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A United States alien is a holder that is not a United States person.

BACKUP WITHHOLDING

    In general, no information reporting or backup withholding will be required with respect to payments by us or a paying agent to you if a statement described in (a)(4) above has been received and the payor does not have actual knowledge that you are a United States person.

    In addition, backup withholding and information reporting will not apply if the principal of, premium, if any, original issue discount or interest on a Note is paid or collected by a foreign office of a custodian, nominee or other foreign agent on your behalf, or if a foreign office of a broker, as defined in applicable Treasury regulations, pays the proceeds of the sale of a Note to you. If, however, a nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or, for taxable years beginning after December 31,

2000, a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States, the payments will not be subject to backup withholding but will be subject to information reporting, unless:

    - the custodian, nominee, agent or broker has documentary evidence in its records that you are not a United States person and other specified conditions are met, or

    - you otherwise establish an exemption.

    Payments of principal, premium, if any, interest and original issue discount on a Note paid to you by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of the Note, will be subject to both backup withholding and information reporting unless you provide a statement described in (a)(4) above, and the payor does not have actual knowledge that you are a United States person, or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rule will be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the Internal Revenue Service.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement among us and The Williams Capital Group, L.P., Blaylock & Partners, L.P. and Guzman & Company (collectively, the "Underwriters"), we have agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Notes set forth opposite their names below. The underwriting agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the Notes if any are purchased.

UNDERWRITER                                                      AMOUNT
-----------                                                   -------------
The Williams Capital Group, L.P.............................    87,500,000
Blaylock & Partners, L.P....................................    18,750,000
Guzman & Company............................................    18,750,000
                                                              ------------
            Total...........................................  $125,000,000
                                                              ============

    We will also pay our issuing expenses estimated at $90,000.

    The Underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at such price less a concession not in excess of .375% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes of certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    This prospectus supplement and the prospectus should not be considered an offer of the Notes in states where prohibited by law.

    We do not intend to list the Notes on a national securities exchange. Although the Underwriters intend to make a market in the Notes on the secondary trading market, they are not required to do so and may stop their market making activities at any time. Liquidity for the Notes cannot be assured.

    To facilitate this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for and purchase Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

    We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The settlement date for the purchase of the Notes will be June 19, 2000, as agreed upon by us and the Underwriters pursuant to Rule 15c6-1 under the Securities Exchange Act.

    Certain of the Underwriters and their affiliates have provided investment banking services to us, our parent, Bell Atlantic Corporation, and certain of its affiliates and may provide these services in the future. They receive customary fees and commissions for these services.

                                    EXPERTS

    The balance sheets as of December 31, 1999 and 1998 and the statements of income, changes in shareowner's investment and cash flows for each of the three years in the period ended December 31, 1999, included in our Annual Report on Form 10-K, incorporated by reference in this prospectus supplement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

PROSPECTUS

                                  $500,000,000

                  NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY
                                DEBT SECURITIES

    New England Telephone and Telegraph Company ("Company") may offer from time to time in one or more series up to $500,000,000 aggregate principal amount of its debt securities ("Securities"), on terms to be determined at the time Securities are offered for sale. Securities may be offered for sale directly to purchasers and may also be offered through underwriters, dealers or agents.

    The terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, interest rate (or manner of calculation thereof) and time of payment of interest, if any, any redemption terms, the initial public offering price, the net proceeds to the Company from the sale of the Securities, the names of any underwriters or agents, any compensation to such underwriters or agents and any other specific terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").

    The Securities may be issued in registered form or bearer form. In addition, all or a portion of the Securities of a series may be issued in global form. Subject to certain exceptions, Securities in bearer form will not be offered, sold or delivered to persons within the United States or to United States persons. See "Limitations on Issuance of Bearer Securities."

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ------------------------

DECEMBER 8, 1997

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE. THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: Seven World Trade Center, Suite 1300, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a Web site (http: //www.sec.gov) that contains reports and other information regarding the Company.

    The Company has filed with the SEC Registration Statements on Form S-3 (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), covering the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted from the Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statements.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents have been filed by the Company with the SEC (File No. 1-1150) and are hereby incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

    (3) The Company's Current Reports on Form 8-K, date of reports August 14 and December 5, 1997.

    All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    COPIES OF THE ABOVE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) MAY BE OBTAINED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE BY EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED FROM THE DIRECTOR--EXTERNAL REPORTING, BELL ATLANTIC CORPORATION, 31ST FLOOR, 1717 ARCH STREET, PHILADELPHIA, PA 19103 (TELEPHONE NUMBER 215-963-6360).

                                  THE COMPANY

    The Company is engaged in the business of providing telecommunications services in Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. Since January 1, 1984, the Company has been a wholly-owned subsidiary of NYNEX Corporation ("NYNEX"), one of the seven regional holding companies formed by American Telephone and Telegraph Company ("AT&T") in connection with the court-ordered divestiture (the "Divestiture") by AT&T of certain portions of its 22 wholly-owned operating telephone companies. Prior to the Divestiture on January 1, 1984, the Company was an associated company of the Bell System and a wholly-owned subsidiary of AT&T.

    As a result of the merger of NYNEX and Bell Atlantic Corporation ("Bell Atlantic") on August 14, 1997, the Company became an indirect wholly owned subsidiary of Bell Atlantic. Bell Atlantic, another of the original seven holding companies formed by AT&T in connection with the Divestiture, is a diversified telecommunications company operating in the region stretching from Maine to Virginia. In addition to its operating telephone subsidiaries, Bell Atlantic provides domestic wireless service in 25 states and has international wireless and other telecommunications company investments.

    The Company, incorporated in 1883 under the laws of the State of New York, has its principal executive offices at 125 High Street, Boston, Massachusetts 02110 (telephone number 617 743-9800).

                                USE OF PROCEEDS

    The Company intends to apply the proceeds from the sale of the Securities to repay short-term and/ or long-term debt, to refinance outstanding long-term debt and/or for general corporate purposes. If market conditions are such that the Company determines it is in its best interests to refinance long-term debt, the Company would consider redeeming, repurchasing or refinancing, in whole or in part, one or more outstanding issues identified in the Prospectus Supplement relating to the particular series of Securities being offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

     NINE MONTHS                                  YEARS ENDED DECEMBER 31,
        ENDED           -----------------------------------------------------------------------------
 SEPTEMBER 30, 1997         1996            1995            1994            1993            1992
---------------------   -------------   -------------   -------------   -------------   -------------
        6.05                6.86            5.59            4.97            1.64            4.31

    For the purpose of this ratio: (i) earnings have been calculated by adding interest expense and the estimated interest portion of rentals to income before the provision for income taxes, extraordinary item and cumulative effect of change in accounting principle; and (ii) fixed charges are comprised of interest expense, the estimated interest portion of rentals and interest capitalized on construction.

                           DESCRIPTION OF SECURITIES

    The following describes certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Securities.

    The Securities are to be issued under an Indenture dated as of October 1, 1992 ("Indenture"), from the Company to State Street Bank and Trust Company, successor Trustee ("Trustee"). The following summaries of certain provisions of the Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

    The Indenture does not limit the amount of Securities which can be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Securities being offered hereby: (i) the title of the Securities of the series; (ii) any limit upon the aggregate principal amount of the Securities of the series; (iii) the date or dates (or manner of determining the same) on which the principal of the Securities of the series will mature; (iv) the rate or rates (or manner of calculation thereof), if any, at which the Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable (or manner of determining the same), and, with respect to Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (viii) whether the Securities of the series will be issuable in registered form ("registered Securities") or bearer form ("bearer Securities") or both, and whether and the terms upon which bearer Securities will be exchangeable for registered Securities and vice versa; (ix) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Security or must pay such additional amounts in respect of any Security; (x) whether the Securities of the series will be issued in whole or in part in the form of a temporary or permanent global Security or Securities and, in such case, the depositary therefor; (xi) any other terms of the Securities (which terms shall not be inconsistent with the provisions of the Indenture), including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Securities of such series. (Sections 2.01. and 2.02.) To the extent not described herein, principal, premium, if any, and interest, if any, will be payable, and the Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series.

    Each series of Securities will constitute unsecured indebtedness of the Company and will rank on a parity with the Company's other unsecured indebtedness.

    Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences applicable to any such Securities will be described in the Prospectus Supplement relating thereto.

DENOMINATIONS, REGISTRATION OF TRANSFER AND EXCHANGE

    Unless otherwise indicated in the Prospectus Supplement, the Securities will be issuable in denominations of $1,000 and integral multiples thereof. Securities of a series may be issuable in whole or in part in the form of one or more global Securities, as described below under "Global Securities". One or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Securities of the series to be represented by such global Security or Securities. If so provided with respect to a series of Securities, Securities of such series will be issuable solely as bearer Securities with coupons attached or as both registered Securities and bearer Securities.

    In connection with the sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities"). A bearer Security in definitive form (including interests in a permanent global Security) may be delivered only if the person entitled to receive such bearer Security furnishes written certification, in the form required by the Indenture, to the effect that such bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such bearer Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the bearer Security through a foreign branch of a United States financial institution,
(ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case, (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A),
(B) or (C) of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period which certifies that it has not acquired such bearer Security for purposes of resale to a United States person or to a person within the United States. (Section 2.03.(d)) See "Global Securities--Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities". Bearer Securities and the coupons related thereto will be transferable by delivery. (Section 2.12.(e))

    Registered Securities of any series (other than a global Security) may be exchanged for other registered Securities of that series, of any authorized denominations and in a like aggregate principal amount having identical terms. In addition, if Securities of any series are issuable as both registered Securities and as bearer Securities, at the option of the holder, and subject to the terms of the Indenture, bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series may be exchanged for registered Securities of that series of any authorized denominations and of a like aggregate principal amount having identical terms. Unless otherwise indicated in an applicable Prospectus Supplement, any bearer Security surrendered in exchange for a registered Security between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered Security issued in exchange for such bearer Security but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. (Section 2.12.(b)) Except as provided in an applicable Prospectus Supplement, bearer Securities will not be issued in exchange for registered Securities.

    Securities may be presented for exchange as provided above, and registered Securities (other than a global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the registrar or at the office of any co-registrar appointed by the Company for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. (Sections 2.04. and 2.12.(c)) Such transfer or exchange will be effected upon the registrar or co-registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has initially appointed the Trustee as registrar under the Indenture. If a Prospectus Supplement refers to any co-registrars (in addition to the registrar) initially appointed by the Company with respect to any series of Securities, the Company may at any time terminate the appointment of any such co-registrar, except that, if Securities of a series are issuable only as registered Securities, the Company will be required to maintain a registrar for such series. The Company may at any time designate additional co-registrars with respect to any series of Securities. (Section 2.04.)

    Neither the Company nor the registrar shall be required (i) to issue, register the transfer of or exchange Securities of any series for the period of 15 days immediately preceding the selection of any such Securities to be redeemed or (ii) to register the transfer of or exchange Securities of any series selected, called or being called for redemption as a whole or the portion being redeemed of any such Securities selected, called or being called for redemption in part. (Section 2.12.(d))

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of (i) principal of (and premium, if any, on) registered Securities will be paid only against presentation and surrender thereof at the office of the paying agent (as defined below) in New York, New York, or, at the option of the holder, at the corporate trust office of the Trustee unless the Company shall have otherwise instructed the Trustee and (ii) interest, if any, on registered Securities (other than a global Security) may be paid on the interest payment date for such Securities to the holder thereof at the close of business on the relevant record date specified in the Securities by check mailed to such holder's address as it appears on the register for such Securities. (Section 2.05.(b))

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of (i) principal of (and premium, if any, on) bearer Securities will be paid only against presentation and surrender thereof, (ii) interest, if any, on bearer Securities will be paid only against presentation and surrender of the coupons for such interest installments as are evidenced thereby as they mature and (iii) original issue discount (as defined in the Code), if any, on bearer Securities will be paid only against presentation and surrender of such Securities (and in either case, (ii) or (iii), at the office of the paying agent located outside of the United States, unless the Company shall have otherwise instructed the Trustee in writing). If at the time that payment of principal of (and premium, if any, on), interest, if any, or original issue discount, if any, on a bearer Security or coupon shall become due, the payment so payable at the office or offices of all paying agents outside the United States is illegal or effectively precluded because of the imposition of exchange controls or other similar restrictions on the payment of such amount in United States currency, then the Company may instruct the Trustee to make such payments at the office of the paying agent located in the United States. (Section 2.05.(c)) No payment of interest on a bearer Security will be made unless on the earlier of the date of the first such payment by the Company or the delivery by the Company of the bearer Security in definitive form (including interests in a permanent global Security) (the "Certification Date"), a written certificate in the form and to the effect described under "Denominations, Registration of Transfer and Exchange" is provided to the Trustee. (Section 2.08.)

    The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Securities which are issuable solely as registered Securities may be presented for payment ("paying agent"). With respect to any series of Securities issued in whole or in part as bearer Securities, the Company shall maintain one or more paying agents located outside the United States and shall maintain such paying agents for a period of two years after the principal of such bearer Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax laws or regulations, the Company will maintain a paying agent outside the United States to which the bearer Securities (or coupons appertaining thereto) may be presented for payment. The Company may appoint one or more additional paying agents and may terminate the appointment of any paying agent at any time upon written notice. The Company initially appoints the Trustee as paying agent. (Section 2.04.)

GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with or on behalf of a depositary identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 2.01.)

    The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Securities which are to be represented by a global Security in registered form to be deposited with or on behalf of a depositary will be registered in the name of such depositary or its nominee. Upon the issuance of a global Security in registered form, the depositary for such global Security will credit the respective principal amounts of the Securities represented by such global Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by the Company, if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in such global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global Security. Ownership of beneficial interests in global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global Security.

    So long as the depositary for a global Security in registered form, or its nominee, is the registered owner of such global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such global Securities will not be entitled to have Securities of the series represented by such global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payment of principal of, premium, if any, and any interest on Securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global Security. None of the Company, the Trustee, any paying agent or the registrar for such Securities shall owe any duty or obligation to any beneficial owner of any Security or have any responsibility or liability for any aspect of the records or notices relating to or payments made on account of beneficial ownership interests in a global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 2.07.(c))

    The Company expects that the depositary for a permanent global Security in registered form, upon receipt of any payment of principal, premium or interest in respect of a permanent global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Security as shown on the records of such depositary. The Company also expects that payments by participants to owners of beneficial interests in such global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with Securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

    A global Security in registered form may not be transferred except as a whole by the depositary for such global Security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If a depositary for a permanent global Security in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Securities in definitive registered form in exchange for the global Security or Securities representing such Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Securities in registered form represented by one or more global Securities and, in such event, will issue Securities in definitive form in exchange for all of the global Securities representing such Securities. Further, if the Company so specifies with respect to the Securities of a series, an owner of a beneficial interest in a global Security representing Securities of such series may, on terms acceptable to the Company and the depositary for such global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such global Security equal in principal amount to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered Securities). Securities of such series so issued in definitive form will be issued as either registered or bearer Securities if the Securities of such series are issuable in either form. (Section 2.12.) See, however, "Limitation on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a bearer Security in definitive form in exchange for an interest in a global Security.

    BEARER DEBT SECURITIES. If so specified in an applicable Prospectus Supplement, pending the availability of a permanent global Security, all or any portion of the Securities of a series which may be issuable as bearer Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be delivered to a depositary designated in the applicable Prospectus Supplement, for the benefit of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euro-clear System ("Euro-clear") and Centrale de Livraison de Valeurs Mobilieres, S.A. ("CEDEL, S.A.") and for credit to the designated accounts.

    The interests of the beneficial owner or owners in a temporary global Security in bearer form will be exchangeable for definitive Securities (including interests in a permanent global Security in bearer form), representing Securities having the same interest rate and stated maturity, but only upon written certification in the form and to the effect described under "Denominations, Registration of Transfer and Exchange" unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Security represented by a temporary global Security in bearer form or a permanent global Security in bearer form may, on or after the applicable exchange date and upon 30 days' written notice to the Trustee or the global exchange agent given through Euro-clear or CEDEL, S.A., exchange its interest for definitive bearer Securities or, if specified in an applicable Prospectus Supplement, definitive registered Securities of any authorized denomination. No bearer Security delivered in exchange for a portion of a temporary global Security or a permanent global Security shall be mailed or otherwise delivered to any location in the United States. (Section 2.08.)

    Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary global Security in bearer form payable in respect of an interest payment date occurring prior to the applicable exchange date will be paid to each of Euro-clear and CEDEL, S.A. with respect to the portion of the temporary global Security in bearer form held for its account, but only upon receipt by the Trustee or the global exchange agent in each case of written certification, in the form and to the effect described under "Denominations, Registration of Transfer and Exchange". Each of Euro-clear and CEDEL, S.A. will undertake in such circumstances to credit such interest received by it in respect of a temporary global Security in bearer form to the respective accounts for which it holds such temporary global Security in bearer form as of the relevant interest payment date.

NEGATIVE PLEDGE COVENANTS

    If at any time the Company mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Company will secure the outstanding Securities, and any other obligations of the Company which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal or refunding of purchase-money mortgages or liens, or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company from mortgaging, pledging or subjecting to any lien any property or assets, whether or not acquired from the Company. (Section 4.02.)

AMENDMENT AND WAIVER

    Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time of payment of interest on any Security; (iii) change the principal of or change the fixed maturity of any Security; (iv) waive a default in the payment of the principal of or interest on any Security; (v) make any Security payable in money other than that stated in the Security; or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Security. (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture or in the Securities of any series; (ii) to provide for the assumption of all the obligations of the Company under the Securities and any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to make any change that does not adversely affect the rights of any Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Securities; or (vi) to add to rights of Securityholders. (Section 9.01.)

SUCCESSOR ENTITY

    The Company may not consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a corporation and assumes all the obligations of the Company under the Securities and any coupons related thereto and the Indenture. Thereafter all such obligations of the Company terminate. (Section 5.01.)

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities: (i) default in the payment of interest on any Security of such series for 90 days; (ii) default in the payment of the principal of any Security of such series; (iii) failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Securities of such series, in the Indenture or in any supplemental indenture; and (iv) certain events of bankruptcy or insolvency. (Section 6.01.) If an Event of Default occurs with respect to the Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Securities of that series may declare the principal (or, if the Securities of that series are original issue discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Securities, such specified amount) shall be due and payable immediately. (Section 6.02.)

    Securityholders may not enforce the Indenture or the Securities, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. (Section 6.06.) Subject to certain limitations, holders of a majority in principal amount of the Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 6.05.) The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

CONCERNING THE TRUSTEE

    The Company maintains banking relationships in the ordinary course of business with the Trustee and certain of its affiliates. The Trustee also serves as trustee for the Company's 6 1/4% Notes, due December 15, 1997, Five Year 5.05% Notes, due October 1, 1998, Thirty-Eight Year 4 5/8% Debentures, due April 1, 1999, Forty Year 4 1/2% Debentures, due July 1, 2002, Ten Year 6 1/4% Notes, due March 15, 2003, Forty Year 4 5/8% Debentures, due July 1, 2005, and Thirty Year 6 7/8% Debentures, due October 1, 2023.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, bearer Securities may not be offered or sold during the restricted period (as defined under "Description of Securities--Denominations, Registration of Transfer and Exchange"), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to a United States person (each as defined below), except to the extent permitted under Section 1.163-5(c)(2)(i)(D) of the United States Treasury Regulations (the "D Rules"). Any underwriters, agents and dealers participating in the offering of Securities must agree not to offer or sell bearer Securities in the United States or to United States persons, except to the extent permitted under the D Rules, nor deliver bearer Securities within the United States.

    Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". The sections referred to in such legend provide that a United States person, with certain exceptions, will not be entitled to deduct any loss on bearer Securities and must treat as ordinary income any gain realized on a sale or other disposition of bearer Securities.

    Purchasers of bearer Securities may be affected by certain limitations under United States tax laws. See "United States Taxation--Backup Withholding".

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the United States Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

                             UNITED STATES TAXATION

    THE DISCUSSION SET FORTH BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES APPLICABLE TO THE OWNERSHIP OF SECURITIES BY UNITED STATES ALIENS AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION TO PURCHASE SECURITIES. SUCH DISCUSSION DOES NOT ADDRESS ANY TAX CONSEQUENCES THAT MAY BE RELEVANT TO INVESTORS THAT ARE NOT UNITED STATES ALIENS OR ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR NON-UNITED STATES JURISDICTION. PROSPECTIVE INVESTORS SHOULD CONSULT THE APPROPRIATE PROSPECTUS SUPPLEMENT FOR THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR OFFERING OF SECURITIES. FURTHERMORE, THE DISCUSSION SET FORTH BELOW IS BASED ON THE CODE, REGULATIONS, RULINGS AND JUDICIAL DECISIONS AS OF THE DATE HEREOF, AND SUCH AUTHORITIES MAY BE REPEALED, REVOKED OR MODIFIED SO AS TO MAKE THE FOLLOWING ANALYSIS INAPPLICABLE. IT IS RECOMMENDED THAT ALL PROSPECTIVE INVESTORS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSIDERATIONS OF THIS OFFERING.

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

        (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal, premium, if any, or interest (which for purposes of this discussion includes original issue discount) on a Security owned by a United States Alien (as defined below), provided that, in the case of interest (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership and
    (iii) in the case of a registered Security, the beneficial owner satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder;

        (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a United States Alien upon the sale, exchange or retirement of a Security; and

        (c) a Security beneficially owned by an individual who at the time of death is a United States Alien will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Security would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

    To qualify for the exemption from withholding tax in (a)(iii) above, the beneficial owner of a registered Security, or a financial institution holding the Security on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States person, citizen or resident. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address and certifies, under penalties of perjury, that he is not a United States person, citizen or resident (which certification may be made on an Internal Revenue Service Form W-8 or a successor form) or (2) a financial institution holding the Security on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    Payments to United States Aliens not meeting the requirements of paragraph
(a) above and thus subject to withholding of United States federal income tax may nevertheless be exempt from such withholding if the beneficial owner of the Security provides the Company with a properly executed (1) Internal Revenue Service Form 1001 (or a successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or a successor form) stating that interest paid on the Security is not subject to withholding because it is effectively connected with the owner's conduct of a trade or business in the United States.

    As used herein, "United States Alien" means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

BACKUP WITHHOLDING

    Under certain circumstances, the Company or its paying agent will have to report to the United States Internal Revenue Service payments of principal, interest, original issue discount, if any, and any premium. In addition, the Company or its paying agent may have to withhold 31% of such payments and deposit such amounts with the Internal Revenue Service ("backup withholding").

    Generally, no information reporting or backup withholding will be required with respect to payments by the Company or a paying agent to United States Aliens (1) if those payments are made outside of the United States on bearer Securities or (2) on registered Securities with respect to which a statement described in (a)(iii) above has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if the principal of, premium, if any, or interest on a Security is paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Security, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Security to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, premium, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations. Under proposed Treasury regulations not currently in effect, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

    Principal of, premium, if any, and interest on, a Security paid to the beneficial owner of such Security by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of such Security, will be subject to both backup withholding and information reporting unless the beneficial owner provides a statement described in (a)(iii) above, and the payor does not have actual knowledge that the beneficial owner is a United States person, or otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States Alien's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

GENERAL

    The Company may sell the Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods of sale.

    The distribution of the Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices or (iv) at negotiated prices.

    Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

    If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them, and the names of the underwriters and the terms of the transactions will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

    Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business. Also, underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against, or contribution with respect to, certain civil liabilities, including liabilities under the Securities Act.

    Each underwriter, dealer and agent participating in the distribution of any Securities that are issuable as bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, bearer Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Securities.

DELAYED DELIVERY ARRANGEMENTS

    If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees, the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

    The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                    EXPERTS

    The balance sheets as of December 31, 1996 and 1995 and the statements of income and reinvested earnings and cash flows for each of the three years in the period ended December 31, 1996 and the related financial statement schedule, all incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The legality of the Securities offered hereby will be passed upon for the Company by Mr. Morrison DeS. Webb, Vice President and General Counsel of the Company, and for the agents or underwriters, if any, by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett from time to time has acted as counsel in certain matters for NYNEX and certain of its subsidiaries, including the Company.

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                                  $125,000,000

                  NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY
                        D/B/A BELL ATLANTIC--NEW ENGLAND
                    SEVEN YEAR 7.65% NOTES DUE JUNE 15, 2007

                         ------------------------------
                             PROSPECTUS SUPPLEMENT
                         ------------------------------

                        THE WILLIAMS CAPITAL GROUP, L.P.
                           BLAYLOCK & PARTNERS, L.P.
                                GUZMAN & COMPANY

                                 June 13, 2000

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